Exhibit 99.1

For Release at 1:05 p.m. Pacific Time, 10/16/14

Iteris Reports Fiscal First Quarter 2015 Results

- Record Roadway Sensors Revenues Up 20% -

SANTA ANA, Calif. — October 16, 2014 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal first quarter ended June 30, 2014.

Fiscal Q1 2015 Highlights vs. Same Year-ago Quarter

•                  Total revenues up 6% to $18.1 million

•                  Roadway Sensors revenues up 20% to a record $9.0 million

•                  iPerform revenues up 15% to $1.4 million

•                  Transportation Systems added $10.1 million in new contracts

Fiscal Q1 2015 Financial Results

Total revenues in the first quarter of 2015 increased 6% to $18.1 million compared to $17.0 million in the same quarter a year ago. This was primarily driven by a 20% increase in Roadway Sensors. iPerform revenues were also up 15%, while Transportation Systems revenues were down 7%.

The increase in Roadway Sensors revenues was largely attributable to the success of various growth initiatives, including increases in the distribution of certain OEM products for the intersection market and higher unit sales of key Roadway Sensors products. iPerform revenues were primarily driven by increases in iPeMS® performance measurement sales and ClearPath Weather® services, which are legacy offerings in iPerform. The decline in Transportation Systems revenues was primarily attributed to timing delays with the start of certain new projects in the backlog, as well as a reduction in sub-consultant activity in the current quarter.

Gross margin in the first quarter of 2015 decreased 190 basis points to 37.6% compared to 39.5% in the same quarter a year ago. The decrease in gross margin was primarily due to the increase in Roadway Sensors OEM product sales, which generally yield lower gross margins than the company’s core products.

Operating expenses in the first quarter of 2015 increased to $6.9 million compared to $6.1 million in the same quarter a year ago. As previously announced, Iteris delayed its fiscal year 2014 earnings release and 10-K filing until September 3, 2014 due to additional procedures performed by its auditors in connection with contract revenue testing. As a result of these additional procedures and related delays, the company incurred an approximate $420,000 increase in audit fees, which drove most of the increase in selling, general and administrative expenses. We also expect increased expenses in the second quarter of fiscal 2015 related to the fiscal 2014 audit.

The company has taken aggressive steps to strengthen internal controls and mitigate the root cause of the incremental audit work, and expects these costs to decline in future annual audits. Operating expenses in the first quarter also increased as a result of planned increases in headcount, sales and marketing expenses in Roadway Sensors and iPerform, and accelerated research and development expenses in iPerform.

Total backlog at the end of the first quarter of fiscal 2015 increased to $38.8 million, compared to $35.6 million in the prior quarter and $34.2 million in the year-ago quarter. The increase in backlog was primarily due to Transportation Systems adding $10.1 million in new contracts during the quarter. Backlog at June 30, 2014 was comprised of $29.9 million from Transportation Systems, $5.3 million from Roadway Sensors and $3.6 million from iPerform.

Management Commentary

“Our first quarter fiscal 2015 results were encouraging, with double-digit growth in our Roadway Sensors business,” said Abbas Mohaddes, president and CEO of Iteris. “The record first quarter in Roadway Sensors was primarily due to strong demand for key products, including Vector®, Velocity®, and SmartCycle®, as well as our planned increase in the sale of OEM distributed products. While our Transportation Systems segment was down this quarter, we entered into $10.1 million of new Transportation Systems contracts in the first quarter that we expect to have a positive impact on our revenue in future quarters.

“As we’ve stated in the past, we believe iPerform represents a great growth opportunity in both public and commercial markets with its traffic and weather information technology solutions. We continue to make strides with new product lines, including the June 2014 launch of ClearPath Ag 1.0, as well as our launch of ClearPath Ag 2.0 in September. We have received very positive feedback from the market and prospective customers for these hyper-local predictive weather solutions.

“Although iPerform is a small part of our total revenue in the current quarter, we are excited about its potential for growth and contribution to overall profitability. While we continue to focus on the commercialization of traffic and weather information technologies in iPerform, we believe there is a strong near-term opportunity within the precision agriculture technology marketplace, particularly with our hyper-local predictive weather and soil information solutions. We have already begun partnering with industry players and will continue to forge strategic relationships with key agriculture software management providers, offering them our Application Programming Interface solutions. The global agricultural industry requires technologies for yield enhancement strategies, and Iteris’ product and services are designed to provide differentiated solutions.

“We expect our core businesses will continue to fund our strategic investments in this exciting new marketplace, which should lead to growth in new target markets that can generate positive returns for our shareholders.”

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its fiscal first quarter 2015 results.

Iteris’ CEO Abbas Mohaddes and Interim CFO Craig Christensen will host the call, followed by a question and answer period. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Thursday, October 16, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-438-5535

International dial-in number: 1-719-325-2244

Conference ID: 3906735

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through October 30, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 3906735

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic and weather analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s future performance and operating results, our expected growth opportunities, the impact of our new strategic relationships, and the market demand for and acceptance of our products, technologies and services. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS™ software; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; the availability of components used in the manufacture of certain of our products; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014	March 31, 2014
	(unaudited)
ASSETS:
Cash	$21,537	$20,414
Trade accounts receivable, net	12,438	12,349
Costs and estimated earnings in excess of billings on uncompleted contracts	4,786	5,813
Inventories	1,945	2,546
Prepaid expenses and other current assets	1,470	1,275
Current portion of deferred income taxes	1,429	1,429
Total current assets	43,605	43,826

Property and equipment, net	1,534	1,546
Long-term portion of deferred income taxes	6,101	6,112
Goodwill	17,318	17,318
Intangible and other assets, net	1,642	1,805
Total assets	$70,200	$70,607

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$10,681	$11,527
Billings in excess of costs and estimated earnings on uncompleted contracts	1,318	1,391
Total current liabilities	11,999	12,918
Long-term liabilities	981	199
Total liabilities	12,980	13,117
Stockholders’ equity	57,220	57,490
Total liabilities and stockholders’ equity	$70,200	$70,607

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2014	2013

Total revenues	$18,116	$17,030
Cost of revenues	11,309	10,304
Gross profit	6,807	6,726

Operating expenses:
Selling, general and administrative	5,700	5,105
Research and development	1,079	784
Amortization of intangible assets	119	161
Change in fair value of contingent acquisition consideration	4	7
Total operating expenses	6,902	6,057
Operating (loss) income	(95)	669
Non-operating (expense) income:
Other (expense), net	(3)	(3)
Interest income (expense), net	1	(4)
(Loss) income from continuing operations before income taxes	(97)	662
Benefit (provision) for income taxes	29	(232)
(Loss) income from continuing operations	(68)	430
Gain on sale of discontinued operation, net of tax	49	30
Net (loss) income	$(19)	$460

(Loss) income per share from continuing operations — basic and diluted	$(0.00)	$0.01
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00
Net (loss) income per share - basic and diluted	$(0.00)	$0.01

Shares used in basic per share calculations	32,657	35,520
Shares used in diluted per share calculations	32,657	32,716

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended June 30, 2014
Total revenues	$9,020	$7,665	$1,431	$18,116

Segment operating income (loss)	$1,797	$854	$(694)	$1,957
Corporate and other income (expense), net				(1,929)
Amortization of intangible assets				(119)
Change in fair value of contingent acquisition consideration				(4)
Operating loss				$(95)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended June 30, 2013
Total revenues	$7,529	$8,258	$1,243	$17,030

Segment operating income (loss)	$1,214	$1,286	$(246)	$2,254
Corporate and other income (expense), net				(1,417)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(7)
Operating income				$669